Exhibit 99.1
Discovery Holding Company
Second Quarter Earnings Release

Englewood, Colorado — On August 8, 2007, Discovery Holding Company (“DHC”) will file its Form 10-Q with the Securities and Exchange Commission for the three months ended June 30, 2007. The following release is being provided to supplement the information provided in the Form 10-Q.
DHC owns a 100% ownership interest in Ascent Media Group, LLC (“Ascent Media” or “AMG”), a 100% ownership interest in AccentHealth, LLC (“AccentHealth”) and a 66 2/3% ownership interest in Discovery Communications Holding, LLC (“Discovery”). Ascent Media provides creative and network services to the media and entertainment industries. AccentHealth operates one of the nation’s largest advertising-supported captive audience television networks serving doctor office waiting rooms nationwide. Discovery is a global media and entertainment company that provides programming in over 170 countries and territories.
Discovery Communications Holding, LLC was formed in the second quarter of 2007 as part of a restructuring completed by Discovery Communications, Inc. (“DCI”). In the restructuring, each of the members of Discovery holds the same ownership interests in Discovery as they previously held in DCI. DCI became a wholly-owned subsidiary of Discovery, and Discovery is the successor reporting entity to DCI.
On May 14, 2007, Discovery and Cox Communications Holdings, Inc. (“Cox”) completed an exchange of Cox’s 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash. Discovery raised the cash component through additional debt financing, and retired the membership interest previously owned by Cox. Upon completion of the transaction, DHC owns a 66-2/3% interest in Discovery and Advance/Newhouse Communications owns a 33-1/3% interest. Discovery recorded a $135 million gain on the sale of these operating assets.
Discovery
The presentation below presents information regarding 100% of Discovery’s revenue, operating cash flow and other selected financial metrics even though DHC only owns 66-2/3% of the equity of Discovery and accounts for Discovery as an equity affiliate. Additionally, the financial results presented herein include the results of Travel Channel for the entire quarter in 2006 and the results up to May 14, 2007 in the current year due to the disposal of Travel Channel described above. Please see page 4 for a discussion of why management believes this presentation is meaningful to investors.
Discovery’s second quarter revenue increased 11% to $812 million and operating cash flow increased 36% to $258 million. The revenue increase was due to a 10% increase in advertising revenue, a 4% increase in distribution revenue, a $6 million, or 62%, increase in education revenue, and an $18 million, or 68%, increase in commerce revenue.
U.S. Networks’ revenue increased 5% to $516 million and operating cash flow increased 6% to $217 million. The increase in revenue was due to growth in distribution and advertising revenue at most channels. Net advertising revenue increased 12% for the quarter excluding the loss of Travel Channel revenue effective May 14, 2007. The increase was primarily due to higher advertising sell-out rates and higher ratings on certain channels along with higher audience delivery on most channels, notably the Discovery Channel and TLC. Distribution revenue increased 2% excluding the loss of Travel Channel revenue effective May 14, 2007. The increase was primarily due to a 6% increase in end-of-period paying subscription units, which excludes the impact of the sale of Travel Channel. Discovery continued to experience strong ratings gains at its largest networks, the Discovery Channel and TLC. Prime time ratings for Adults 25-54 grew 7% at The Discovery Channel and 11% at TLC during the second quarter. U.S. Networks operating expenses increased 5% due to an increase in programming expense and SG&A. Programming expense increased due to the company’s continued investment in original productions across its main U.S. networks. The increase in SG&A was primarily due to higher personnel expense resulting from headcount additions from a 2006 acquisition combined with compensation increases and partially offset by a decrease in marketing expense.
International Networks revenue increased 15% to $248 million and operating cash flow increased 56% to $42 million. The increase in revenue was due to growth in both advertising and distribution revenue. Net advertising revenue increased 23% primarily due to higher viewership in Europe and Latin America combined with an increased subscriber base in most markets worldwide, partially offset by a decline in advertising revenue in the U.K. Net distribution revenue increased 10% due to a 12% increase in end-of-period paying subscription units combined with contractual rate increases in certain markets, partially offset by an increase in launch amortization. Growth in paying subscription units was primarily due to growth in Europe and Asia. Operating expenses increased 10% due to increased programming costs and SG&A expense. Programming and SG&A costs increased due to the launch of several networks along with a new free-to-air channel in Germany branded as DMAX which was acquired in March 2006. Excluding the effects of exchange rates, revenue increased 10% and operating cash flow increased 36%.
Revenue in the Commerce, Education and Other division increased 71%, or $20 million. The increase was due to a 62%, or $6 million, increase in education revenue combined with a 68%, or $18 million, increase in commerce revenue. The increase in education revenue comes from a combination of a 16% increase in average paying school subscription units and improved customer yields as a result of the increased focus on Discovery’s direct-to-school distribution platform, unitedstreaming. The increase in commerce revenue was driven by a $6 million increase in the retail store business and a $13 million increase in direct-to-consumer e-commerce business.
After initiating a strategic review, Discovery commerce has repositioned its operating approach from running brick-and-mortar physical retail locations to focusing on an increased reach of its products through retail partnerships and its e-commerce platform. On May 17, 2007, Discovery announced that it would close its 103 mall-based and stand-alone Discovery Channel stores by the end of the third quarter of 2007. The growth in commerce revenue has been driven by a rapid acceleration in store sales as a result of price discounting under the store liquidation strategy and by a surge in sales of Planet Earth DVDs following the premiere of this series in March 2007. Operating expenses decreased $20 million due to a decrease in education expenses. In the education business, the decrease is primarily due to a $5 million, or 42%, reduction in personnel expense resulting from the 2006 restructuring of the business, combined with a $15 million decline in marketing expense as Discovery re-focuses the education operations. Operating losses for the Commerce, Education and Other division decreased by 98% to $1 million primarily due to revenue increases and the decrease in spending in the education business.
In the second quarter, Discovery recorded restructuring charges of $10 million mainly related to severance for certain commerce business employees. Also during the second quarter, Discovery recorded an asset impairment of $54 million. Approximately $28 million of this impairment represents the write-off of leasehold improvements capitalized within the retail store portion of the commerce business. Approximately $26 million of this impairment represents write-offs of education intangible assets related to its consumer business.
Discovery’s outstanding debt balance was $4.1 billion at June 30, 2007.

DHC
DHC’s consolidated revenue increased $11 million, or 7%, and consolidated operating cash flow increased $5 million, or 50%. DHC’s principal operating subsidiary, Ascent Media, is comprised of two global operating divisions — Creative Services Group and Network Services Group. Creative Services Group revenue is generated from fees for video and audio post production, special effects and editorial services for the television, feature film and advertising industries. Generally, these services pertain to the completion of feature films, television programs and advertisements. Network Services Group revenue consists of fees relating to facilities and services necessary to assemble and transport programming for cable and broadcast networks across the world via fiber, satellite and the Internet. The group also generates revenue from systems integration and field support services, technology consulting services, design and implementation of advanced video systems, engineering project management, technical help desk and field services. The AccentHealth business is accounted for as part of the Network Services Group.
Creative Services Group revenue increased $2 million and operating cash flow was unchanged. Revenue increased due to higher media services revenue driven by growth in digital vaulting and digital distribution services partially offset by lower lab and DVD services. Operating expenses increased due to higher volumes and more labor intensive commercial and feature projects. Network Services Group revenue increased $9 million, or 15%, and operating cash flow increased $1 million. The revenue growth was the result of higher content distribution revenue in the U.S. and Singapore and increased system integration services revenue due to the timing of and increase in the number of projects. These revenue increases were partially offset by the termination of certain distribution contracts in the U.K. Operating expenses increased due to higher volumes partially offset by a decrease in SG&A expenses resulting from Ascent Media’s 2006 restructuring which lowered headcount and personnel costs.
NOTES
As a supplement to DHC’s consolidated statements of operations included in its 10-Q, the preceding is a presentation of financial information on a stand alone basis for Discovery and for the consolidated results of DHC for the three months ended June 30, 2007.
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2007 to the same period in 2006. Please see page 6 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC’s consolidated segment operating cash flow for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the operating cash flow for DHC and Discovery to that entity’s operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2007 presentation.
OUTSTANDING SHARES AND LIQUIDITY
At June 30, 2007, there were approximately 280.5 million outstanding shares of DISCA and DISCB and 4.7 million shares of DISCA and DISCB reserved for issuance pursuant to warrants and employee stock options. At June 30, 2007, there were 4,718,805 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $83 million. At June 30, 2007, DHC had $228 million of cash and liquid investments and no debt.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as trend information in the discussion of Discovery’s and Ascent Media’s revenue, expenses and operating cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the operating businesses of DHC included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of DHC, including the most recently filed Form 10-Q of DHC; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact: John Orr (720) 875-5622
SUPPLEMENTAL INFORMATION
Please see page 6 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2006 and 2007 of operating cash flow to operating income, as determined under GAAP, for each identified entity.
The selected information for Discovery included herein presents 100% of the revenue, operating cash flow, operating income and other selected financial metrics for Discovery even though DHC owns only 66-2/3% of Discovery and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC’s management reviews the operating performance of its investment in Discovery. It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis. Further DHC could not, among other things, cause Discovery to distribute to DHC our proportionate share of the revenue or operating cash flow of Discovery.
The selected financial information presented for Discovery was obtained directly from Discovery. DHC does not control the decision-making processes or business management practices of Discovery. The above discussion and following analysis of Discovery’s operations and financial position have been prepared based on information that DHC receives from Discovery and represents DHC’s views and understanding of Discovery’s operating performance and financial position based on such information. Discovery is not a separately traded public company, and DHC does not have the ability to cause Discovery’s management to prepare their own management’s discussion and analysis for our purposes. Accordingly, we note that the material presented in this publication might be different if Discovery’s management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by Discovery that would have a material effect on DHC’s consolidated financial statements.

QUARTERLY SUMMARY

(amounts in millions)	2Q06	3Q06	4Q06	1Q07	2Q07
DISCOVERY HOLDING COMPANY (100%)
Revenue	166	169	199	174	177
OCF	10	17	19	15	15
Operating Income (Loss)	(6)	(97)	(9)	(1)	(3)

DISCOVERY COMMUNICATIONS HOLDING, LLC (66.7%) (1)
Revenue — U.S. Networks (2)	490	459	502	477	516
Revenue — International Networks (3), (4)	215	233	270	217	248
Revenue — Commerce, Education & Other (5)	28	30	127	34	48
Revenue — Total	733	722	899	728	812
OCF — U.S. Networks (2)	204	186	183	183	217
OCF — International Networks (3), (4)	27	38	22	16	42
OCF — Commerce, Education & Other (5)	(41)	(31)	(11)	(19)	(1)
OCF — Total	190	193	194	180	258
Operating Income	152	160	128	122	222

(1)	Discovery — Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Discovery — Discovery Networks U.S.: Discovery Channel, TLC, Animal Planet, Discovery Health Channel, Discovery Kids Channel, The Science Channel, Discovery Times Channel, Discovery Home, Military Channel, Discovery HD Theater, Fit TV, Travel Channel Representation, BBC-America Representation, BBC World News Representation and online and other initiatives.

The financial results presented herein include the results of Travel Channel for all of 2006 and the results up to May 14, 2007 due to the disposal of Travel Channel in the transaction in which Discovery and Cox Communications Holdings, Inc. (“Cox”) completed an exchange of Cox’s 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash.

(3)	Discovery — Discovery Networks International: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, India, Middle East; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Europe, Asia; Discovery Civilisation in UK, Europe, Latin America, Middle East; Discovery Science in UK, Europe, Latin America, Asia, Middle East; Animal Planet in UK, Germany, Italy; Discovery en Español, Discovery Kids en Español, Discovery Travel & Living (Viajar y Vivir) in U.S.; Discovery Geschichte in Germany; Discovery HD in UK, Europe, Singapore; DMAX in Germany; Discovery Turbo in UK, Latin America, Spain and Portugal and consolidated BBC/Discovery joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; Middle East; People + Arts in Latin America, Spain and Portugal).

Discovery Networks International Joint Ventures — Consolidated
Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa, Middle East; People + Arts in Latin America, Spain and Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by Discovery and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by Discovery and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(4)	Discovery — Discovery Networks International — Equity Affiliates:

Discovery accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that Discovery does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery HD Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, Discovery HD Canada, Animal Planet Canada and Discovery Historia Poland, are not consolidated and are not reflected in the results presented above.

(5)	Discovery — Commerce, Education and Other: Commerce, Education & Other is comprised of a North American chain of over 100 Discovery Channel retail stores, a mail-order catalog business, an on-line shopping site, a licensing and strategic partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms. On May 17, 2007, Discovery announced its plan to reposition its commerce strategy to emphasize its e-commerce platform and partnerships with leading third party retailers, while at the same time closing its 103 mall-based and stand-alone Discovery Channel stores. Store closures are expected to conclude in the third quarter of 2007.
NON-GAAP FINANCIAL MEASURES
This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for DHC on a consolidated basis and Discovery on a stand alone basis together with a reconciliation of that non-GAAP measure to such entity’s operating income, determined under GAAP. DHC defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation and accretion expense on asset retirement obligations). Operating cash flow, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation, accretion expense on asset retirement obligations and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.
DHC believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC’s management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).
DISCOVERY HOLDING COMPANY
SCHEDULE 1
The following table provides a reconciliation of consolidated segment operating cash flow to earnings before income taxes for the three months ended June 30, 2006 and 2007, respectively.

(amounts in millions)	2006	2007
Consolidated segment operating cash flow	$10	15
Stock-based compensation	—	—
Depreciation and amortization	(16)	(17)
Share of earnings of Discovery	30	126
Other, net	3	1
Earnings before income taxes	$27	125

SCHEDULE 2
The following tables provide reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the three months ended June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007 and June 30, 2007, respectively.

(amounts in millions)	2Q06	3Q06	4Q06	1Q07	2Q07
DISCOVERY HOLDING, COMPANY (100%)
Operating Cash Flow	10	17	19	15	15
Depreciation and Amortization	(16)	(16)	(20)	(16)	(17)
Stock-Based Compensation Expense	—	—	(3)	(1)	—
Impairment of Goodwill	—	(93)	—	—	—
Other	—	(5)	(5)	1	(1)
Operating Loss	(6)	(97)	(9)	(1)	(3)

DISCOVERY COMMUNICATIONS HOLDING, LLC (66.7%)
Operating Cash Flow	190	193	194	180	258
Depreciation and Amortization	(33)	(32)	(38)	(35)	(34)
Long-Term Incentive Plan	(5)	(1)	(28)	(12)	(73)
Restructuring Charge	—	—	—	(11)	(10)
Asset Impairment	—	—	—	—	(54)
Gain on Sale of Operating Assets	—	—	—	—	135
Operating Income	152	160	128	122	222